As filed with the Securities and Exchange Commission on May 3, 2002

Reg. No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MANPOWER INC.
(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	7363 (Primary Standard Industrial Classification Code Number)	39-1672779 (I.R.S. Employer Identification No.)

5301 North Ironwood Road
Milwaukee, Wisconsin 53217
(414) 961-1000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Michael J. Van Handel Manpower Inc. 5301 North Ironwood Road Milwaukee, WI 53217 (414) 961-1000 (Name, address, including zip code, and telephone number, including area code, of agent for service)	Copies of all communications to: Kenneth C. Hunt Godfrey & Kahn, S.C. 780 North Water Street Milwaukee, WI 53202

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement is declared effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered Common Stock, $0.01 par value	Amount to be registered 1,500,000	Proposed maximum offering price per unit $40.23(1)	Proposed maximum aggregate offering price $60,345,000	Amount of registration fee $5,551.74

(1)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low price of a share of Manpower Inc. common stock on the New York Stock Exchange on May 1, 2002.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
Dated May 3, 2002

PROSPECTUS

1,500,000 Shares

Manpower Inc.

Common Stock

        This prospectus relates to 1,500,000 shares of common stock which may be offered and issued by us from time to time in connection with our acquisition of businesses or assets of our franchisees, or other businesses or assets. We may structure these acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us or one of our subsidiaries. We expect that the terms of acquisitions will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be acquired, and that the shares of common stock issued will be valued at prices reasonably related to current market prices at the time that an acquisition is agreed upon, at or about the time of delivery of shares, or at such other time or over such period as may be agreed upon.

        This prospectus, as amended or supplemented, has also been prepared for use by persons who receive shares issued in acquisitions and who wish to offer and sell such shares, on terms then obtainable, in transactions in which they may be deemed underwriters within the meaning of the Securities Act of 1933, as amended, which we refer to as the "Securities Act." See "Resales of Shares."

        We will pay all of the expenses of this offering. We do not expect to pay any underwriting discounts or commissions in connection with issuing these shares.

        We may permit individuals or entities that have received or will receive shares of our common stock in connection with the acquisitions described above to use this prospectus to cover resales of those shares. If this happens, we will not receive any proceeds from the resale of such shares.

        Our common stock is traded on the New York Stock Exchange, Inc., or the NYSE, under the symbol "MAN." Application will be made to list the shares offered hereby on the NYSE. On May 1, 2002, the closing price of our common stock on the NYSE was $40.07 per share.

        You should consider the information set forth in "Risk Factors" beginning on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. See "Where You Can Find Additional Information" on page 12 for a list of documents we have incorporated by reference into this prospectus. These documents are available to you without charge over the Internet at our web site at www.investor.manpower.com, or upon written or oral request made to:

Manpower Inc.
P.O. Box 2053
5301 North Ironwood Road
Milwaukee, Wisconsin 53201
Att: Michael J. Van Handel, Corporate Secretary
Telephone: (414) 961-1000

        To ensure timely delivery of the documents, your request should be made at least 5 days prior to the date on which you must make your investment decision.

The date of this prospectus is May ____, 2002.

        When used in this prospectus, the terms "Manpower," "we," "our," "us" or "the Company" refer to Manpower Inc. or Manpower Inc. and its consolidated subsidiaries, as appropriate in the context.

RISK FACTORS

        An investment in the shares of common stock involves risks. You should consider carefully the information set forth in this section and all other information provided to you or incorporated by reference in this prospectus before deciding whether to invest in the common stock.

        Any significant economic downturn could result in our customers using fewer temporary employees, which would materially adversely affect our business.

        Because demand for temporary personnel services is sensitive to changes in the level of economic activity, our business may suffer during economic downturns. As economic activity begins to slow down, companies tend to reduce their use of temporary employees before undertaking layoffs of their regular employees, resulting in decreased demand for temporary personnel. Significant declines in demand, and thus in revenues, can result in expense de-leveraging, resulting in lower profit levels. For example, during 2001, our customers across the United States reduced their overall workforce to reflect the slowing demand for their products and services, which in turn significantly reduced our revenues in the United States segment. This revenue decline resulted in expense de-leveraging which significantly impacted the segment profits. We believe that continued economic slowing will continue to challenge revenue and profit growth during 2002. We expect earnings in constant currency for 2002 to decline from 2001. Any significant economic downturn, particularly in France and the United States, where we collectively derived 55% of our 2001 revenue, would have a material adverse effect on our business, financial condition, results of operations and liquidity.

        The worldwide staffing services industry is highly competitive with limited barriers to entry, which could limit our ability to maintain or increase our market share or profitability.

        The worldwide staffing services market is highly competitive with limited barriers to entry, and in recent years has been undergoing significant consolidation. We compete in markets throughout North America, South America, Europe, Australia and Asia with full-service and specialized temporary service agencies. Several of our competitors, including Adecco S.A., Vedior N.V., Randstad Holding N.V. and Kelly Services, Inc., have very substantial marketing and financial resources. Price competition in the staffing industry is intense and pricing pressures from competitors and customers are increasing. We expect that the level of competition will remain high in the future, which could limit our ability to maintain or increase our market share or profitability.

        Government regulations may result in prohibition or restriction of certain types of employment services or the imposition of additional licensing or tax requirements that may reduce our future earnings.

        In many jurisdictions in which we operate, such as France, Germany and Japan, the temporary employment industry is heavily regulated. For example, governmental regulations in Germany restrict the length of contracts of temporary employees and the industries in which temporary employees may be used. In some countries, special taxes, fees or costs are imposed in connection with the use of temporary workers. For example, temporary workers in France are entitled to a 10% allowance for the precarious nature of employment which is eliminated if a full-time position is offered to them within three days. The countries in which we operate may:

    create additional regulations that prohibit or restrict the types of employment services that we currently provide;

    impose new or additional benefit requirements;

    require us to obtain additional licensing to provide staffing services; or

    increase taxes, such as sales or value-added taxes, payable by the providers of staffing services.

Any future regulations that make it more difficult or expensive for us to continue to provide our staffing services may have a material adverse effect on our financial condition, results of operations and liquidity.

        We are a defendant in a variety of litigation and other actions, which may have a material adverse effect on our business, financial condition and results of operations.

        We and our subsidiaries are regularly involved in a variety of litigation arising out of our business. Occasionally, this litigation can be serious. We cannot assure you that our insurance will cover all claims that may be asserted against us. Should the ultimate judgements or settlements exceed our insurance coverage, they could have a material effect on our results of operations, financial position and cash flows. We also cannot assure you that we will be able to obtain appropriate types or levels of insurance in the future or that adequate replacement policies will be available on acceptable terms, if at all.

        Our acquisition strategy may have a material adverse effect on our business.

        We acquired Elan Group Limited in 2000 for a total purchase price of $146.2 million and we acquired Jefferson Wells International, Inc. in 2001 for a purchase price of $174.0 million. In addition, we acquired and invested in other companies during 2001 for a total cost of $95.8 million. We may make acquisitions in the future. Our acquisition strategy involves significant risks, including:

    difficulties in the assimilation of the operations, services and corporate culture of acquired companies;

    over-valuation by us of acquired companies;

    insufficient indemnification from the selling parties for legal liabilities incurred by the acquired companies prior to the acquisitions; and

    diversion of management's attention from other business concerns.

In addition, future acquisitions would likely result in the incurrence of additional debt or dilution, contingent liabilities, an increase in interest expense and amortization expenses related to separately identified intangible assets. In addition, possible impairment losses on goodwill and restructuring charges could occur. Any of these items could have a material adverse effect on our financial condition, results of operations and liquidity. For all of these reasons, any future acquisitions or failure to effectively integrate acquired companies could materially adversely affect our business.

        Our success depends upon our ability to attract, train and retain qualified personnel.

        We depend on our ability to attract and retain qualified temporary personnel who possess the skills and experience necessary to meet the staffing requirements of our clients. We must continually evaluate and upgrade our base of available qualified personnel through recruiting and training programs to keep pace with changing client needs and emerging technologies. Competition for individuals with proven professional skills, particularly employees with accounting and technological skills, is intense, and we expect demand for such individuals to remain very strong for the foreseeable future. Qualified personnel may not be available to us in sufficient numbers and on terms of employment acceptable to us. Developing and implementing training programs require significant expenditures and may not result in the trainees developing effective or adequate skills. We may not be able to develop training programs to respond to our customers' changing needs or retain employees who we have trained. The failure to recruit, train and retain qualified temporary employees could materially adversely affect our business.

        We may be exposed to employment-related claims and costs that could materially adversely affect our business, financial condition and results of operations.

        We are in the business of employing people and placing them in the workplaces of other businesses. Risks relating to these activities include:

    claims of misconduct or negligence on the part of our employees;

    claims by our employees of discrimination or harassment directed at them, including claims relating to actions of our customers;

    claims related to the employment of illegal aliens or unlicensed personnel;

    payment of workers' compensation claims and other similar claims;

    violations of wage and hour requirements;

    retroactive entitlement to employee benefits;

    errors and omissions of our temporary employees, particularly in the case of professionals, such as accountants; and

    claims by our customers relating to our employees' misuse of client proprietary information, misappropriation of funds, other criminal activity or torts or other similar claims.

We may incur fines and other losses or negative publicity with respect to these problems. In addition, some or all of these claims may give rise to litigation, which could be time-consuming to our management team and costly and could have a negative impact on our business. In some instances, we have agreed to indemnify our customers against some or all of these types of liabilities. We cannot assure you that we will not experience these problems in the future or that our insurance will be sufficient in amount or scope to cover any of these types of liabilities.

        If we lose our key personnel, then our business may suffer.

        Our operations are dependent on the continued efforts of our officers and executive management, particularly Jeffrey A. Joerres, our Chairman, President and Chief Executive Officer and Michael J. Van Handel, our Senior Vice President - Chief Financial Officer and Secretary. In addition, we are dependent on the performance and productivity of our local managers and field personnel. Our ability to attract and retain business is significantly affected by local relationships and the quality of service rendered. The loss of those key officers and members of executive management who have acquired significant experience in operating a staffing service on an international level may cause a significant disruption to our business. Moreover, the loss of our key managers and field personnel may jeopardize existing customer relationships with businesses that continue to use our staffing services based upon past relationships with these local managers and field personnel. The loss of such key personnel could materially adversely affect our operations, including our ability to establish and maintain customer relationships.

        Foreign currency fluctuations may have a material adverse effect on our operating results.

        We conduct our operations in approximately 61 countries and the results of our local operations are reported in the applicable foreign currencies and then translated into U.S. dollars at the applicable foreign currency exchange rates for inclusion in our consolidated financial statements. During 2001, approximately 80% of our revenues and 90% of our operating profits were generated outside of the United States, the majority of which were generated in Europe. Furthermore, approximately $513.6 million of our outstanding indebtedness as of December 31, 2001 was denominated in foreign currencies. Because of devaluations and fluctuations in currency exchange rates or the imposition of limitations on conversion of foreign currencies into U.S. dollars, we are subject to currency translation exposure on the profits of our operations, in addition to economic exposure. This risk could have a material adverse effect on our business, financial condition, cash flow and results of operations in the future.

        As of December 31, 2001, we had approximately $824.6 million of total debt. This level of debt could adversely affect our operating flexibility and put us at a competitive disadvantage.

        Our level of debt and the limitations imposed on us by our credit agreements could have important consequences for investors, including the following:

    we will have to use a portion of our cash flow from operations for debt service rather than for our operations;

    we may not be able to obtain additional debt financing for future working capital, capital expenditures or other corporate purposes or may have to pay more for such financing;

    some or all of the debt under our current or future revolving credit facilities may be at a variable interest rate, making us more vulnerable to increases in interest rates;

    we could be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

    we will be more vulnerable to general adverse economic and industry conditions; and

    we may be disadvantaged compared to competitors with less leverage.

        The terms of our revolving credit facilities permit additional borrowings, subject to certain conditions. If new debt is added to our current debt levels, the related risks we now face could intensify.

        We expect to obtain the money to pay our expenses, to repay borrowings under our credit facilities and to repay our other debt primarily from our operations. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We are not able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. The money we earn may not be sufficient to allow us to pay principal and interest on our debt and to meet our other debt obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, sell assets or borrow additional funds. We may not be able to take such actions on terms that are acceptable to us, if at all. In addition, the terms of our existing or future debt agreements, including the revolving credit facilities and our indentures, may restrict us from adopting any of these alternatives.

        Our failure to comply with restrictive covenants under our revolving credit facilities or a failure to maintain an "investment grade" rating on our debt could trigger prepayment obligations.

        Our failure to comply with the restrictive covenants under our revolving credit facilities could result in an event of default, which, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely affected by increased costs and rates.

        Certain of our financing agreements require us to maintain "investment grade" credit ratings. We currently have such ratings from Standard and Poors and Moody's Investors Service. If our ratings were significantly lowered, our accounts receivables securitization facility would need to be re-negotiated or would no longer be available. In addition, a significant lowering of our credit ratings could result in a portion or all of our zero-coupon convertible debentures being converted into shares of our common stock.

        The holders of our zero-coupon convertible debentures could require us to purchase the debentures.

        The terms of the zero-coupon convertible debentures give holders of the debentures the option to require us to purchase the debentures at the issue price plus accreted original issue discount. Such holders can exercise this option on the first, third, fifth, tenth, and fifteenth anniversary dates. The first such option date is August 17, 2002. If the option were exercised, we would be required to purchase all or a portion of the debentures through the issuance of common stock, with available cash, or by financing the purchase using other available facilities.

        Our ability to service our debt is dependent on the performance of our subsidiaries.

        Since we conduct a significant portion of our operations through our subsidiaries, our cash flow and our consequent ability to service our debt depends in part upon the earnings of our subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by those subsidiaries, to us. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, depend upon the earnings of those subsidiaries and be subject to various business considerations.

        The price of our common stock may fluctuate significantly, which may result in losses for investors.

        The market price for our common stock has been and may continue to be volatile. For example, during the fiscal year ended December 31, 2001, the prices of our common stock as reported on the New York Stock Exchange ranged from a high of $37.56 to a low of $24.35. Our stock price can fluctuate as a result of a variety of factors, including factors listed in these "Risk Factors" and others, many of which are beyond our control. These factors include:

    actual or anticipated variations in our quarterly operating results;
    announcement of new services by us or our competitors;
    announcements relating to strategic relationships or acquisitions;
    changes in financial estimates or other statements by securities analysts; and
    changes in general economic conditions.

        Because of this volatility, we may fail to meet the expectations of our shareholders or of securities analysts, and our stock price could decline as a result.

        Provisions of Wisconsin law and our articles of incorporation and bylaws contain provisions that could make the takeover of us more difficult.

        Certain provisions of Wisconsin law and our articles of incorporation and bylaws could have the effect of delaying or preventing a third party from acquiring us, even if a change in control would be beneficial to our shareholders. These provisions of our articles of incorporation and bylaws include:

    providing for a classified board of directors with staggered, three-year terms;
    permitting removal of directors only for cause;
    providing that vacancies on the board of directors will be filled by the remaining directors then in office; and
    requiring advance notice for shareholder proposals and director nominees.

        In addition, the Wisconsin control share acquisition statute and Wisconsin's "fair price" and "business combination" provisions limit the ability of an acquiring person to engage in certain transactions or to exercise the full voting power of acquired shares under certain circumstances. These provisions and other provisions of Wisconsin law could make it more difficult for a third party to acquire us, even if doing so would benefit our shareholders. As a result, offers to acquire us, which represent a premium over the available market price of our common stock, may be withdrawn or otherwise fail to be realized. The provisions described above could cause our stock price to decline.

THE COMPANY

        We are a global staffing leader delivering high-value staffing and workforce management solutions worldwide. Through a systemwide network of nearly 3,900 offices in 61 countries, we provide a wide range of human resource services, including:

    professional, specialized, office and industrial staffing;

    temporary and permanent employee testing, selection, training and development;

    internal audit, accounting, technology and tax services; and

    organizational-performance consulting.

        The staffing industry is large and fragmented, comprised of thousands of firms employing millions of people and generating billions in annual revenues. It is also a highly competitive industry, reflecting several trends in the global marketplace, notably increasing demand for skilled people and consolidation among customers and in the industry itself.

        We attempt to manage these trends by leveraging established strengths, including one of the staffing industry's best-recognized brands; geographic diversification; size and service scope; an innovative product mix; and a strong customer base. While staffing is an important aspect of our business, our strategy is focused on providing both the skilled employees our customers need and high-value workforce management solutions.

        Our principal offices are located at 5301 North Ironwood Road, Milwaukee, Wisconsin 53217, and our telephone number is (414) 961-1000. Our general web site address is www.manpower.com. Information contained on any of our web sites is not deemed to be a part of this prospectus, unless specifically incorporated by reference herein.

RESALES OF SHARES

        This prospectus, as amended or supplemented, has also been prepared for use by persons who receive shares of common stock in acquisitions and who wish to offer and sell such shares, on terms then available, in transactions in which they may be deemed underwriters within the meaning of the Securities Act. We refer to such persons as "selling shareholders." Resales by a selling shareholder under this prospectus, as amended or supplemented, is permitted only with prior written authorization us. Resales may also be made pursuant to Rule 145(d) under the Securities Act, or pursuant to an exemption from the registration provisions of such Act.

        We will receive none of the proceeds from any such sales. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. We will pay printing, certain legal, filing and other similar expenses of this offering. Selling shareholders will bear all other expenses of this offering, including any brokerage fees, underwriting discounts or commissions and their own legal expenses.

        There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares as described herein. Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, a supplemented prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of each selling shareholder and of the participating broker-dealer(s), if any, (ii) the number of shares involved, (iii) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (iv) other material terms of such resale, as appropriate.

        Selling shareholders may sell the shares being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the NYSE or such other securities exchange on which our common stock may be listed, in the over-the counter market, in special offerings, in transactions directly with investors, or otherwise, at market prices prevailing at the time of sale, at fixed prices or at negotiated prices. Selling shareholders may sell some or all of the shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from selling shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser) and may effect resales through other broker-dealers, in which case discounts or commissions may be allowed or reallowed. Participating broker-dealers may agree with selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent for selling shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to selling shareholders.

        We may agree to indemnify a selling shareholder against certain liabilities, including liabilities arising under the Securities Act. We and/or a selling shareholder may indemnify any broker-dealer that participates in transactions involving sales of shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

SELECTED CONSOLIDATED FINANCIAL DATA
(in millions, except per share data)
As of and for the year ended December 31	2001	2000	1999	1998	1997
Operations Data
Revenues from services	$10,483.8	$10,842.8	$9,770.1	$8,814.3	$7,258.5
Gross profit	1,956.5	1,946.7	1,704.9	1,503.0	1,310.2
Write-down of capitalized software	--	--	--	(92.1)	--
Operating profit	237.6	311.0	230.6	130.4	255.4
Net earnings	124.5	171.2	150.0	75.7	163.9

Per Share Data
Net earnings	$ 1.64	$ 2.26	$ 1.94	$ .94	$ 2.01
Net earnings - diluted	1.62	2.22	1.91	.93	1.97
Dividends	.20	.20	.20	.19	.17

Balance Sheet Data
Total assets	$3,238.6	$3,041.6	$2,718.7	$2,391.7	$2,047.0
Long-term debt	811.1	491.6	357.5	154.6	189.8

The Notes to Consolidated Financial Statements, which are incorporated by reference herein, should be read in conjunction with the above summary.

LEGAL MATTERS

        Certain legal matters in connection with the shares of common stock offered hereby have been passed upon for us by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

EXPERTS

        The audited consolidated financial statements and schedule of Manpower as of December 31, 2001 and for the three years then ended, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. We have filed with the SEC a Registration Statement under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto, or amendments thereto, to which reference is hereby made. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. or at our web site at http://www.investor.manpower.com. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	New York Regional Office 233 Broadway New York, New York 10279	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

        You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-732-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF INFORMATION BY REFERENCE

        We have elected to incorporate by reference information filed with the SEC, which means that:

    incorporated documents are considered part of this prospectus;

    we may disclose important information to you by referring you to those documents; and

    information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

        We incorporate by reference the documents listed below that were filed with the SEC under the Securities Exchange Act of 1934, as amended:

    our annual report on Form 10-K for the fiscal year ended December 31, 2001;
    our current reports on Form 8-K dated January 7, 2002, February 25, 2002 and April 10, 2002; and

    the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on January 22, 1991 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the date the offering, or reoffering in the case of resales by selling shareholders, of shares is terminated.

        You may obtain any of the filings incorporated by reference in this prospectus through us at our web site at www.investor.manpower.com or at the address listed below or from the SEC through its web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents that are not specifically incorporated by reference in such documents. You may request a copy of the documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Manpower Inc.
P.O. Box 2053
5301 North Ironwood Road
Milwaukee, Wisconsin 53201
Attn: Michael J. Van Handel, Corporate Secretary
Telephone: (414) 961-1000

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        Statements made in this prospectus that are not statements of historical fact are forward-looking statements. In addition, from time to time, we and our representatives may make statements that are forward-looking. All forward-looking statements involve risks and uncertainties. This section provides you with cautionary statements identifying, for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, important factors that could cause our actual results to differ materially from those contained in forward-looking statements made in this prospectus or otherwise made by us or on our behalf. You can identify these forward-looking statements by forward-looking words such as "expect", "anticipate", "intend", "plan", "may", "will", "believe", "seek", "estimate", and similar expressions. You are cautioned not to place undue reliance on these forward-looking statements.

        The following are some of the factors that could cause actual results to differ materially from estimates contained in our forward-looking statements:

material changes in the demand from larger customers, including customers with which we have national or multi-national arrangements availability of temporary workers or workers with the skills required by customers increases in the wages paid to temporary workers
competitive market pressures, including pricing pressures
our ability to successfully expand into new markets or offer new service lines our ability to successfully invest in and implement information systems unanticipated technological changes, including obsolescence or impairment of information systems changes in customer attitudes toward the use of staffing services government, tax or regulatory policies adverse to the employment services industry general economic conditions in domestic and international markets interest rate and exchange rate fluctuations
difficulties related to acquisitions, including integrating the acquired companies and achieving the expected benefits factors discussed in this prospectus under the heading "Risk Factors"
other factors that may be disclosed from time to time in our SEC filings or otherwise

Some or all of these factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

We have not authorized any person to give you any information or to make on our behalf any representations, other than those contained in this prospectus, in connection with the offer made hereby, and, if given or made, you must not rely upon such other information or representations as having been authorized by Manpower. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities offered hereby, or an offer to sell or solicitation of any offer to buy such securities in any jurisdiction in which such offer or solicitation is not qualified or to any person to whom such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Manpower since the date hereof or that the information contained or incorporated by reference herein is correct as of any date subsequent to the date hereof.

		1,500,000 Shares MANPOWER INC. Common Stock
Table of Contents		Prospectus
Page
RISK FACTORS	2
THE COMPANY	9
RESALES OF SHARES	9	May ____, 2002
SELECTED CONSOLIDATED FINANCIAL DATA	11
LEGAL MATTERS	12
EXPERTS	12
WHERE YOU CAN FIND ADDITIONAL INFORMATION	12
INCORPORATION OF INFORMATION BY REFERENCE	12
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	13

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Section 180.0851 of the Wisconsin Business Corporation Law (the "WBCL") requires Manpower Inc. (the "Company") to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the Company. In all other cases, Section 180.0851 of the WBCL requires the Company to indemnify a director or officer against liability incurred by such person in a proceeding to which such person was a party because he or she was a director or officer of the Company, unless liability was incurred because he or she breached or failed to perform a duty owed to the Company and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

        Section 180.0858 of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the articles of incorporation or by-laws of the Company, a written agreement between the director or officer and the Company, or a resolution of the Board of Directors or the shareholders.

        Unless otherwise provided in the Company's articles of incorporation or by-laws, or by written agreement between the director or officer and the Company, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the WBCL: (i) by majority vote of a disinterested quorum of the board of directors or committee consisting of disinterested directors; (ii) by independent legal counsel chosen by a majority vote of a disinterested quorum of the board of directors or a committee consisting of disinterested directors; (iii) by a panel of three arbitrators (one of which is chosen by disinterested directors as described above); (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section 180.0858 of the WBCL.

        Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by the Company, pursuant to Section 180.0853 of the WBCL, at such time as the director or officer furnishes to the Company written affirmation of his or her good faith that he or she has not breached or failed to perform his or her duties and written confirmation to repay any amounts advanced if it is determined that indemnification by the Company is not required.

        Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses or insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

        Section 180.0857 of the WBCL permits the Company to purchase insurance on behalf of a director or officer of the Company against liability incurred by such person in his or her capacity as a director or officer or arising from his or her status as a director or officer regardless of whether the Company is required or authorized to indemnify or allow expenses to such person against the same liability under Sections 180.0851 to 180.0858 of the WBCL.

        Under Section 180.0828 of the WBCL, a director of the Company is not personally liable for breach of any duty resulting solely from his or her status as a director, unless it shall be proved that the director's conduct constituted conduct described in the first paragraph of this item.

        As permitted by Section 180.0858, the Company has adopted indemnification provisions in its by-laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Article VII of the Company's by-laws, among other items, provides that (i) an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.

        In accordance with Section 180.0857 of the WBCL, Article VII of the Company's by-laws allows the Company to purchase insurance for directors and officers. Through insurance, the officers and directors of the Company are insured for acts or omissions related to the conduct of their duties. The insurance covers certain liabilities which may arise under the Securities Act of 1933, as amended.

Item 21. Exhibits and Financial Statement Schedules.

        (a) The following Exhibits are filed as part of this Registration Statement.

Exhibit No.
5.1 23.1 23.2 24.1	Opinion of Godfrey & Kahn, S.C. Consent of Independent Public Accountants Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1) Powers of Attorney

        (b)-(c) Not applicable

Item 22. Undertakings.

        *(a)     The undersigned Registrant hereby undertakes:

                (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i)     to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii)     to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                (iii)     to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        *(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        *(g)     (1)     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                (2)     The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        *(h)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment, if required, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

*    Paragraph references correspond to those of Item 512 of Regulation S-K.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on May 3, 2002.

MANPOWER INC.

By: /s/ Jeffrey A. Joerres Jeffrey A. Joerres, Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/s/ Jeffrey A. Joerres Jeffrey A. Joerres	Chairman, President and Chief Executive Officer and a Director (Principal Executive Officer)	May 3, 2002

/s/ Michael J. Van Handel Michael J. Van Handel	Senior Vice President―Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	May 3, 2002

Directors:	J. Thomas Bouchard, Willie D. Davis, J. Ira Harris, Terry A. Hueneke, Rozanne L. Ridgway, Dennis Stevenson, John R. Walter and Edward J. Zore

By: /s/ Michael J. Van Handel Michael J. Van Handel, as Attorney-In-Fact *	May 3, 2002

*    Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

EXHIBIT INDEX

Exhibit Number	Document Description

5.1	Opinion of Godfrey & Kahn, S.C.

23.1	Consent of Independent Public Accountants

23.2	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1)

24.1	Powers of Attorney